May 1, 2003

Interstate Waste Technologies, Inc. Two West Washington Street Middleburg, VA 20117

Attention: Mr. Mark Augenblick Chairman & Chief Executive Officer

Gentlemen:

This is to confirm the engagement of Morgan Joseph & Co. Inc. ("Morgan Joseph") on an exclusive basis to render financial advisory and investment banking services to Interstate Waste Technologies, Inc. (the "Company") in connection with a potential transaction. For purposes hereof, "Transaction" shall mean a private placement of the Company's common equity, convertible preferred equity or subordinated or convertible debt securities.

In this connection, Morgan Joseph will:

    familiarize itself to the extent it deems appropriate and feasible with the business, operations, properties, financial condition, management and prospects of the Company;
    advise the Company with respect to the structure and financial terms of a possible Transaction and the negotiating strategy to be used in connection therewith;
    assist the Company in preparing a memorandum, for distribution to potential investors, describing the Company and its business, operations, properties, financial condition and prospects, it being specifically agreed that (a) such memorandum shall be based entirely upon information supplied by the Company, which information the Company hereby warrants shall be complete and accurate in all material respects, and not misleading, and (b) the Company shall be solely responsible for the accuracy and completeness of such memorandum;
    seek to introduce the Company to investors who might be interested in a Transaction involving the Company; and
    assist the Company in any discussions and negotiations which may ensue.

The Company will pay to Morgan Joseph a cash retainer fee ("Retainer Fee") in the amount of $50,000, of which $25,000 is payable on the date hereof and the balance of $25,000 is payable by June 30, 2003. Such Retainer Fee shall be non-refundable but will be credited against the Transaction Fee as defined below.

If during the term of this engagement a Transaction of the type described above occurs, regardless of whether the party or parties to the Transaction were identified by Morgan Joseph or whether Morgan Joseph rendered advice concerning the Transaction with the exception of any party or parties based in Puerto Rico and only for an investment valued at $5,000,000 or less, then Morgan Joseph shall be paid a cash fee ("Transaction Fee") at the closing of the Transaction in the amount of 5% of the gross financing proceeds realized by the Company. In the event that a Transaction is closed but the consideration is receivable in installments, Morgan Joseph will be paid a portion of its fee at closing and upon the receipt of each such installment on a pro rata basis.

In addition to any fees payable hereunder, Morgan Joseph shall be reimbursed by the Company for its reasonable out-of-pocket expenses (including reasonable legal fees and disbursements approved in advance in writing by the Company) in connection with this engagement without regard to whether a Transaction is consummated.

In order to coordinate the efforts to effect a Transaction satisfactory to the Company (and its security holders) during the period of our engagement hereunder, the Company will not initiate any discussions looking toward a Transaction involving the Company except through Morgan Joseph. In the event that the Company receives any inquiry or is otherwise aware of the interest of any third party (other than excluded Puerto Rican parties) in a Transaction involving the Company, it will promptly inform Morgan Joseph of the prospective investor and its interest.

In connection with Morgan Joseph's activities hereunder, you will furnish us and our counsel upon request with all material and information regarding the business and financial condition of the Company (all such information so furnished being the "Information"), and a private placement memorandum with respect to the Company (such memorandum in the form authorized by you, including any exhibits or supplements thereto, to the extent authorized by you, being the "Offering Materials"). The Company represents and warrants that, to the best of the Company's knowledge, all Information and Offering Materials will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are or will be made. The Company recognizes and confirms that Morgan Joseph:

(a) will use and rely primarily on the Information, the Offering Materials and on information available from generally recognized public sources in performing the services contemplated by this letter without having independently verified the same;

(b) is authorized as the Company's exclusive financial advisor to transmit to any prospective investor a copy or copies of the Offering Materials and any other legal documentation supplied to Morgan Joseph for transmission to any prospective investor by or on behalf of the Company or by any of the Company's officers, representatives or agents, in connection with the performance of its services hereunder or any transaction contemplated hereby;

(c) does not assume responsibility for the accuracy or completeness of the Information or Offering Materials and such other information;

(d) will not make an appraisal of any assets of the Company; and

(e) retains the right to continue to perform due diligence during the course of the engagement.

Morgan Joseph agrees to keep the Information confidential and will not make use thereof, except in connection with services hereunder for the Company, unless:

    disclosure is required by law or requested by any government, regulatory or self-regulatory agency or body (provided, however, that before any such disclosure, Morgan Joseph will inform the Company of such request in time for the Company to make any timely objection to the disclosure that it may deem appropriate);
    any Information is or becomes generally available to the public other than as a result of a disclosure by a prospective investor or by any employee of a prospective investor in violation of this Agreement; or
    any Information was or becomes available to Morgan Joseph on a non-confidential basis from a source other than the Company or any of its representatives.

Morgan Joseph and the Company have entered into a separate indemnification agreement, dated the date hereof and attached hereto as Schedule A, providing for the indemnification of Morgan Joseph by the Company in connection with Morgan Joseph's engagement hereunder, the terms of which are incorporated by reference herein. The Company acknowledges that the Company's execution and delivery of the indemnification agreement was a condition to Morgan Joseph's execution and delivery of this letter agreement.

This engagement shall continue in effect until April 30, 2004, except that (i) the indemnification agreement referred to above and the provisions of the paragraphs hereof regarding compensation and reimbursement shall survive the term of this letter agreement, and (ii) if within one year of the end of such term a Transaction shall occur involving any investor that during such term was contacted by Morgan Joseph to whom offering materials were sent at the request of such investor or conducted discussions with the Company regarding a Transaction, Morgan Joseph shall be paid a fee in accordance with the fee provisions above.

Morgan Joseph agrees to use its best efforts in rendering the financial advisory and investment banking services described herein for the term of this agreement and to assist the Company in raising approximately $25 million on terms satisfactory to it. The Company reserves the right in its sole discretion to reject any proposed financing.

This letter agreement contains the entire agreement between the Company and Morgan Joseph concerning the engagement of Morgan Joseph by the Company, and no modifications of this agreement or waiver of the terms and conditions hereof will be binding upon either party, unless approved in writing by both parties. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

Please confirm that the foregoing is in accordance with your understandings and agreements with Morgan Joseph by signing and returning to us the duplicate of this letter enclosed herewith.

Very truly yours, MORGAN JOSEPH & CO. INC. By:________/s/_________________________ John J. Quirk Managing Director

CONFIRMED AND AGREED: INTERSTATE WASTE TECHNOLOGIES, INC. By:________/s/_________________________ Mark Augenblick Chairman & Chief Executive Officer

SCHEDULE A

May 1, 2003

Morgan Joseph & Co. Inc. 600 Fifth Avenue, 19th Floor New York, NY 10020-2302

Gentlemen:

This letter will confirm that we have engaged Morgan Joseph & Co. Inc. ("Morgan Joseph") to advise and assist us in connection with the matter or matters described in a separate letter agreement of even date herewith. In consideration of your agreement to act on our behalf in connection with such matter or matters except for your acts of gross negligence, bad faith or willful misconduct, we agree to indemnify and hold you harmless from and against all losses, claims, damages or liabilities (or actions or proceedings, including security-holder actions or proceedings, in respect thereof) related to or arising out of such engagement or the rendering of additional services by Morgan Joseph as requested by us in writing that are related to the services rendered hereunder or your role in connection therewith, and will reimburse you promptly for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred by you in connection with investigating, preparing for or defending any such action or claim, whether or not Morgan Joseph is a formal party to any such lawsuits, investigations, claims or other proceedings.

In the event that the foregoing indemnity is unavailable (except by reason of your bad faith, acts of gross negligence or willful misconduct), then we shall contribute to amounts paid or payable by you in respect of your losses, claims, damages and liabilities in such proportion as appropriately reflects the relative benefits received by you (and your security holders) and us, as well as your and our relative faults in connection with the matters as to which such losses, claims, damages or liabilities relate and other equitable considerations; provided, however, that in no event shall the amount to be contributed by Morgan Joseph exceed the amount of the fee actually received by Morgan Joseph.

The foregoing shall be in addition to any rights that you may have at common law or otherwise, shall extend upon the same terms to and inure to the benefit of any affiliate of Morgan Joseph and any director, officer, employee, agent or controlling person (if any), as the case may be, of your firm or any such affiliate (each, with Morgan Joseph, an "Indemnified Person"), and shall be binding upon and inure to the benefit of any successor, assign, heir, and personal representative of us, Morgan Joseph, any such affiliate, and any such person. We also agree that neither you nor any such Indemnified Person shall have any liability (whether direct or indirect, in contract tort or otherwise) to us or any person asserting claims on behalf of or in our right for or in connection with such engagement except for any such losses, claims, damages, liabilities or expenses incurred by us which are finally judicially determined to have resulted solely from your bad faith or gross negligence in performing the services that are the subject of the separate letter agreement.

We agree that, without Morgan Joseph's prior written consent which shall not be unreasonably withheld, we will not enter into any settlement of a lawsuit, claim or other proceeding arising out of the transactions contemplated by this agreement and in which Morgan Joseph or any other Indemnified Person could reasonably be likely to be an actual or potential party to such lawsuit, claim or proceeding, unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Persons. We further agree that the Indemnified Persons are entitled to retain separate counsel of their choice in connection with any of the matters in respect of which indemnification, reimbursement or contribution may be sought under this Agreement, in the event the Indemnified Persons reasonably conclude that they have defenses to such lawsuit that are in conflict with our defenses making improper joint representation by counsel of our choosing. Solely for the purpose of enforcing this agreement, we hereby consent to personal jurisdiction and service and venue in any court in which any claim, which is subject to this agreement, is brought against you or any other person entitled to indemnification or contribution hereunder.

The Company will pay to Morgan Joseph, in addition to the other fees and expenses payable to it, the charges, as incurred and as reasonably determined by Morgan Joseph, for any time of any officers, directors or employees of Morgan Joseph devoted to appearing and preparing to appear as witnesses, assisting in preparation for hearings, trials or pretrial matters or otherwise with respect to hearings, trials, pretrial matters and other proceedings in any way relating to, or referred to in, or arising out of your engagement or your role in connection therewith. The Company will also pay the reasonable fees and expenses of Morgan Joseph's legal counsel in connection with the matters referred to in this paragraph.

Prior to entering into any agreement or arrangement with respect to, or effecting, any proposed sale, exchange, dividend or other distribution or liquidation of all or a significant portion of our assets in one or a series of transactions or any significant recapitalization or reclassification of our outstanding securities that does not directly and indirectly provide for the assumption of our obligations set forth in this Schedule A, we will notify Morgan Joseph in writing thereof (if not previously so notified) and, if requested by Morgan Joseph, shall arrange in connection therewith alternative means of providing for our obligations set forth in this Schedule A, including the assumption of such obligations by another party, insurance, surety bonds, or the creation of an escrow in each case in an amount and upon terms and conditions satisfactory to Morgan Joseph.

It is understood that, in connection with your engagement herein you may also be requested to act for us in one or more additional capacities, and that the terms of any such additional engagement may be embodied in one or more separate written agreements. This agreement shall apply to each of your engagements by us and any modification of any of such engagements, and shall remain in full force and effect following their completion or termination. This agreement may not be amended or modified except in writing and shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

Very truly yours, INTERSTATE WASTE TECHNOLOGIES, INC. By: /s/_____________________________ Mark Augenblick Chairman & Chief Executive Officer

CONFIRMED AND AGREED: MORGAN JOSEPH & CO. INC. By: /s/____________________________ John J. Quirk Managing Director